Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: GMS Capital Corp.

As independent registered certified public accountants, we consent to the use in this Annual Report on Form 10-K of GMS Capital Corp. of our report for the year ended December 31, 2008 and 2007, relating to the consolidated financial statements of GMS Capital Corp. and its subsidiaries, which appear in such Annual Report.

/s/ KBL, LLP
KBL, LLP New York, NY February 8, 2010